EXHIBIT 99.1

Titan International, Inc. Beats Expectations for First Quarter of 2004

    QUINCY, Ill.--(BUSINESS WIRE)--April 29, 2004--Titan International, Inc. (NYSE:TWI) reported net sales of $167.0 million for the first quarter ended March 31, 2004, up from $129.0 million for first quarter of 2003. Titan achieved the highest income from operations since second quarter 1998 at $11.8 million compared to a loss from operations of $(1.7) million for first quarter of 2003. Income from operations for first quarter 2004 was $14.8 million before the $3.0 million goodwill impairment charge as a result of the second quarter sale of 70 percent of Titan Europe as required by generally accepted accounting principles. Titan's net income was $5.3 million for the quarter, up substantially compared to the first quarter 2003 net loss of $(5.9) million. Diluted earnings per share were $.25 for the quarter versus diluted loss per share of $(.28) for the same quarter of the previous year.
    Titan's improved financial condition is the result of manufacturing efficiencies realized from facility consolidations in 2003 and the strengthening of the agricultural and light construction markets and corresponding wheel and tire demand. The first quarter results were also positively impacted by the weak U.S. dollar compared to the British pound, Euro and yen currencies.
    As a result of the current conditions in the steel industry, Titan's customers are required to provide longer fixed schedules for wheels, reducing set-up times and improving efficiency. Titan's customers have recognized that steel is a large component of a wheel's cost and, due to the increased steel prices, the need for a surcharge has been understood. The company continues to focus on cost-cutting efforts, with the goal of further increasing margins. During the first quarter of 2004, productivity gains in wheel and tire manufacturing contributed to the company's increased profitability.
    "We are very pleased with our profitable first quarter results which showed an $11.2 million increase in net income from this time last year," stated Maurice Taylor Jr., Titan president and CEO. "We congratulate and thank our employees for their efforts to achieve this goal and meet the increasing customer demand that Titan is now experiencing. We expect demand to continue near this level through the second quarter, followed by third and fourth quarter sales much stronger than is seasonally customary in the agricultural, construction and consumer markets. The efficiencies implemented by Titan during the past few years have better positioned the company to maximize returns from operations in the future."
    Early in second quarter (April 7, 2004), Titan Europe Plc was admitted to trading as a separate public company on London's AIM market. Titan Luxembourg S.a.r.l., a wholly-owned subsidiary of Titan International, Inc., is the largest stockholder in the newly public company, retaining a 30 percent interest. The April 2004 sale of the 70 percent interest of Titan Europe resulted in an offering amount of $61.8 million. Of the net proceeds, Titan dedicated $26.4 million to pay down senior bank debt and used $15 million to buy back approximately 4.9 million shares of Titan International stock held by Citicorp Venture Capital, Ltd. The Titan Europe transaction resulted in a $3.0 million goodwill impairment charge recorded in the first quarter 2004. Without the impact of this impairment, Titan would have recorded first quarter 2004 net income of $8.3 million and diluted earnings of $.39 per share.
    In future periods, Titan Europe's operating results will no longer be consolidated with those of Titan International. However, Titan's 30 percent ownership of the new European company will be recorded as an equity investment on Titan International's financial statements.
    "Titan Europe's success in the European market, which has been fairly stagnant, is very impressive and as the largest stockholder we are excited about their future growth opportunities," stated Taylor.
    For additional financial information and Management's Discussion and Analysis of Financial Condition and Results of Operations, see the company's Form 10-Q filed with the Securities and Exchange Commission
(SEC) on April 29, 2004.
    This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.'s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2003.
    Titan is a supplier of mounted wheel and tire systems for off-highway equipment used in agricultural, earthmoving/construction, and consumer applications (i.e. all terrain vehicles and trailers).


                       Titan International, Inc.
                       -------------------------
           Consolidated Statements of Operations (Unaudited)
          For the three months ended March 31, 2004 and 2003

Amounts in thousands except earnings per share data.

                                                 Three Months Ended
                                                      March 31,
                                                  2004        2003
                                               ----------  ----------
Net sales                                      $  166,976  $  128,984
Cost of sales                                     139,683     118,589
                                               ----------  ----------
  Gross profit                                     27,293      10,395

Selling, general & administrative expenses         11,712      11,417
Research & development expenses                       822         668
Goodwill impairment on Titan Europe                 2,988           0
                                               ----------  ----------
  Income (loss) from operations                    11,771      (1,690)

Interest expense                                   (5,150)     (4,975)
Other income                                           46         478
                                               ----------  ----------
  Income (loss) before income taxes                 6,667      (6,187)

Provision (benefit) for income taxes                1,391        (309)
                                               ----------  ----------

  Net income (loss)                            $    5,276  $   (5,878)
                                               ==========  ==========

Earnings (loss) per common share:
  Basic                                        $      .25  $     (.28)
  Diluted                                             .25        (.28)

Average common shares outstanding:
  Basic                                            21,197      20,789
  Diluted                                          21,197      20,789


                       Titan International, Inc.
                       -------------------------

Segment Information
Revenues from external customers (Unaudited)
Amounts in thousands
                                                 Three Months Ended
                                                      March 31,
                                                  2004        2003
                                               ----------  ----------
 Agricultural                                  $  103,306  $   78,102
 Earthmoving/Construction                          53,389      41,044
 Consumer                                          10,281       9,838
                                               ----------  ----------
   Total                                       $  166,976  $  128,984
                                               ==========  ==========


Consolidated Condensed Balance Sheets (Unaudited)
Amounts in thousands

                                                March 31,   Dec. 31,
                                                  2004        2003
                                               ----------  ----------
Assets
Current assets:
 Cash & cash equivalents                       $    9,592  $    6,556
 Accounts receivable                               66,693      83,975
 Inventories                                       72,537     112,496
 Assets held for sale                              37,539      37,775
 Assets held for sale - Titan Europe              170,729           0
 Other current assets                              36,198      46,144
                                               ----------  ----------
  Total current assets                            393,288     286,946

Property, plant & equipment, net                   83,061     138,482
Restricted cash on deposit                         51,039      51,039
Other noncurrent assets                            20,384      46,617
                                               ----------  ----------
  Total assets                                 $  547,772  $  523,084
                                               ==========  ==========



Liabilities & stockholders' equity
Current liabilities:
 Short-term debt (including current portion of
  long-term debt)                              $   86,653  $   21,161
 Accounts payable                                  36,642      51,931
 Liabilities held for sale - Titan Europe          81,220           0
 Other current liabilities                         26,919      29,883
                                               ----------  ----------
  Total current liabilities                       231,434     102,975

Other long-term liabilities                        52,197      59,756
Long-term debt                                    147,196     248,397
Stockholders' equity                              116,945     111,956
                                               ----------  ----------
  Total liabilities & stockholders' equity     $  547,772  $  523,084
                                               ==========  ==========


    CONTACT: Titan International, Inc.
             Lisa Ross, 217-221-4489